EXHIBIT 99-1

            (WPS RESOURCES CORPORATION LETTERHEAD)











For Release:                       For more information, contact:
December 12, 1996                      Ralph G. Baeten, Treasurer
                                                   (414) 433-1449
                                                  -- or --
                                     Francis J. Kicsar, Secretary
                                                   (414) 433-1466


     WPS RESOURCES CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN
     --------------------------------------------------------


     Green Bay, WI -- WPS Resources Corporation (NYSE: WPS) announced that its Board of Directors, at a regularly scheduled meeting today, adopted a Shareholder Rights Plan, which includes the declaration of a dividend of one Common Share Purchase Right on each outstanding share of the Company's Common Stock.

     The issuance of the Rights will be made to shareholders of record as of the close of business on December 16, 1996.

     The Rights are designed to provide additional protection against abusive takeover tactics such as partial tender offers, selective open-market purchases, and offers for all the shares of the Company at less than full value or at an inappropriate time. The Rights are intended to assure that the Board of Directors has the ability to protect shareholders and the Company if efforts are made to gain control of the Company in a manner that is not in the best interests of the Company and all of its

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WPS Resources Corporation
Shareholder Rights Plan
Page 2
December 12, 1996


shareholders. The Rights are not being distributed in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort.

     The Rights will be exercisable only if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer, consummation of which would result in ownership by a person or group of 15% or more of the Common Stock. Each Right will initially entitle shareholders to buy one share of the Company's Common Stock at an exercise price of $85 per share, subject to adjustment. If any person becomes a 15% or more shareholder of the Company, each Right will entitle its holder to purchase, at the Rights' then-current exercise price, a number of common shares of the Company or of the acquiror having a market value at the time of twice the Right's exercise price. The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

     The Rights are designed to permit shareholders to benefit from the long-term value of the Company and to aid in assuring that all shareholders receive fair and equitable treatment in the event of any proposed takeover of the Company.

     The Rights will expire on December 11, 2006. Distribution of the Rights is not taxable to shareholders. Details of the Rights distribution are contained in a letter that will be mailed to all Company shareholders.


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